Exhibit E

SECURED MARGIN LINE OF CREDIT NOTE

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

$100,000,000.00	Dated as of February 25, 2026

For value received, James L. Dolan, an individual (the “Borrower”), promises to pay to JPMorgan Chase Bank, N.A. (the “Bank”), the principal amount of each margin loan made by the Bank to the Borrower or, if less, the total unpaid principal amount of all Variable Margin Loans and Short-Term Fixed Margin Loans (each, a “Margin Loan” and, collectively, the “Margin Loans”) made to the Borrower by the Bank under this Secured Margin Line of Credit Note (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Note”), up to an aggregate principal amount of up to One Hundred Million Dollars and Zero Cents ($100,000,000.00), or such other Line Amount as set forth in the most recent Statement of Key Margin Line of Credit Terms issued by the Bank in connection with this Note (the “Margin Loan Terms Statement”), on the Maturity Date (as defined below) of each such Margin Loan, together with interest at such rates and payable on such dates as set forth below. All capitalized terms used but not defined in this Note shall be used as defined in the Margin Loan Terms Statement. The Margin Loan Terms Statement is incorporated by reference into this Note.

The Borrower acknowledges and agrees that, notwithstanding any provision of this Note or any other Facility Document, the Bank has no obligation to make a Margin Loan under the margin line of credit evidenced by this Note (the “Margin Line of Credit”) and this Note does not create any contractual or other commitment to lend by the Bank. Any Margin Loan made by the Bank hereunder matures on its applicable Maturity Date and the Bank has no commitment to convert or renew any such Margin Loan or make a new Margin Loan. This Note is executed and delivered by the Borrower to the Bank to evidence any Margin Loans that the Bank may extend to the Borrower in the Bank’s sole discretion.

Requests for Margin Loans shall be made in accordance with the procedures outlined in Section 2. The Margin Loan Type section in the Margin Loan Terms Statement sets forth the type(s) of Margin Loans the Borrower may request. Provisions in Section 2 related to a conversion of a Variable Margin Loan will only apply in the event that Short-Term Fixed Margin Loans are an available Margin Loan Type and/or there is more than one Base Rate available for Variable Margin Loans. The initial Margin Loan made under this Note must be in an amount at least equal to the Minimum Initial Margin Loan Amount. A Short-Term Fixed Margin Loan, if made, must be in an amount at least equal to the Short-Term Fixed Margin Loan Minimum Amount. If there is more than one Base Rate set forth in the Margin Loan Terms Statement, then the Base Rate applicable to each Margin Loan shall be selected by the Borrower from the options set forth in the Margin Loan Terms Statement. Each Margin Loan, if made, shall bear interest at the Interest Rate identified in the Margin Loan Terms Statement. If a Base Rate becomes temporarily or permanently unavailable, it will be replaced in accordance with the provisions of Section 6.

Section 1. Definitions.

As used in this Note, the following terms have the meaning specified below:

“$”, “USD” and “dollars” denote lawful money of the United States of America.

“Acceptable Collateral” means any items of Collateral and Third Party Pledgor Collateral that the Bank determines in its sole discretion from time to time are eligible to secure the Obligations and are satisfactorily pledged hereunder or under any Third Party Pledge Agreement; [***] (a) (i) the 293,432 MSGE Shares in the Account or in any account pledged by the Borrower or a Third Party Pledgor; (ii) the 206,104 MSGS Shares in the Account or in any account pledged by the Borrower or a Third Party Pledgor, and (iii) the 949,358 SPHR Shares in the Account or in any account pledged by the Borrower or a Third Party Pledgor, each on the date hereof, in each case held and fully paid for by the Borrower or the applicable Third Party Pledgor for at least one (1) year, shall [***] be Acceptable Collateral [***].

“Account” means, that certain securities account of the Borrower identified on the Margin Loan Terms Statement established and maintained by the Bank or an Intermediary or any successor entity maintaining the Account, including any subaccount or substitute, successor or replacement account in or to which any Collateral is now or hereafter held or credited.

“Account Control Agreement” means a master securities account control agreement or other similar agreement with any Intermediary, as amended from time to time.

“Aggregate Collateral Share Value” means, at any time, the aggregate Collateral Value of all Collateral Shares that constitute Acceptable Collateral at such time.

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US842.1.1

“Aggregate Other Acceptable Collateral Adjusted Value” means, at any time, the sum of the Lending Value of each unit of Other Acceptable Collateral at such time.

“Applicable Margin” has the meaning set forth in the Margin Loan Terms Statement.

“Bank” is defined in the first paragraph of this Note.

“Banking Day” has the meaning set forth in the Margin Loan Terms Statement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Base Rate” has the meaning set forth in the Margin Loan Terms Statement.

“Borrower” has the meaning set forth in the Margin Loan Terms Statement and in the first paragraph of this Note.

“Cash” means all cash in USD.

[***].

“Clearing System” means the Depository Trust Company, Cedel Bank, societe anonyme, the Euroclear system and such other clearing or safekeeping system that may be used in connection with transactions relating to or the custody of any Securities, and any depository for any of the foregoing.

“Closing Sale Price” means, on any Scheduled Trading Day for any Shares, the closing sale price (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one last bid or ask price in either case, the average of the last bid and the last ask prices, in each case, at the scheduled closing time) per Share on the Exchange for such Shares on such Scheduled Trading Day, as determined by the Bank in its sole discretion.

“Collateral” means: (i) the Account and the Collateral Shares and all other property and financial assets from time to time held in or credited to the Account, (ii) all additions to, and proceeds, renewals, investments, reinvestments and substitutions of, the foregoing and (iii) all certificates, receipts and other instruments evidencing any of the foregoing.

“Collateral Currency” is defined in Section 10.

“Collateral Shares” means any Shares held in the Account and all security entitlements with respect to the foregoing.

“Collateral Shortfall” means, as of the close of any Scheduled Trading Day for the Shares, that the Maintenance Available Collateral is less than zero.

“Collateral Value” means, [***].

“Continuance” and “Continuing” means, with respect to an Event of Default, that such Event of Default has not been waived in writing by the Bank or otherwise cured in accordance with an express right herein to cure such Event of Default.

“Cure Time” means, [***].

“Default Rate” means, [***].

“Delisting” means, with respect to any of the Shares, that such Shares are no longer listed or admitted for trading on any Designated Exchange.

“Designated Exchange” means any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or, in each case, any successor thereto).

“Disrupted Day” means, with respect to any Shares, any Scheduled Trading Day for such Shares on which, due to any failure of the Exchange for such Shares to open for trading during its regular trading session or the occurrence or existence of a Market Disruption Event for such Shares or otherwise, the Bank is unable to determine the Closing Sale Price of such Shares.

“Electronic Note” is defined in Section 22.

“Event of Default” means an event described in Section 12.

“Exchange” means, with respect to any Shares, The New York Stock Exchange (or any successor thereto) or, if any such Shares are not listed for trading on such exchange, the Designated Exchange that is the primary trading market for such Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Facility Documents” means this Note, the Margin Loan Terms Statement, any Third Party Pledge Agreement and any other documents or instruments executed as security or collateral for, or a guarantee of, the Margin Loans, or in connection with or as support of, any of the foregoing, whether by the Borrower or a Third Party, and any updates or renewals thereof.

“Fed Funds Effective Rate” means the rate calculated by the NYFRB based on federal funds transactions by depository institutions. The Fed Funds Effective Rate is displayed on the NYFRB’s website and is effective for the Banking Day prior to the date of publication. If the Fed Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Note.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governing Law” has the meaning set forth in the Margin Loan Terms Statement.

“Impacted Base Rate” is defined in Section 6(b).

“Initial Aggregate Total Lending Value” means, [***].

“Initial Available Collateral” means, at any time, the difference of (a) the Initial Aggregate Total Lending Value and (b) the Obligations, in each case, at such time.

[***].

“Interest Payment Date” has the meaning set forth in the Margin Loan Terms Statement.

“Interest Rate” has the meaning set forth in the Margin Loan Terms Statement.

“Intermediary” means any party acting as a financial intermediary or securities intermediary, including, without limitation, affiliates of the Bank that are parties to any Account Control Agreement.

“Interpolated Rate” means, at any time:

(i)	in relation to the Base Rate for a Variable Margin Loan, the rate per annum determined by the Bank from interpolating on a linear basis between the nearest shortest and nearest longest published rate maturities which are available for the reference rate from which such Base Rate is derived; and

(ii)	in relation to the Base Rate for a Short-Term Fixed Margin Loan, the rate per annum determined by the Bank from interpolating on a linear basis between (a) the longest published rate maturity which is available for the reference rate from which such Base Rate is derived that is shorter than the Short-Term Fixed Tenor of such Margin Loan and (b) the shortest published rate maturity which is available for the reference rate from which such Base Rate is derived that exceeds such Short-Term Fixed Tenor.

If the Interpolated Rate is less than zero, then such rate shall be deemed to be zero for purposes of this Note. The Interpolated Rate will be rounded to the same number of decimal places as the Base Rate of such Margin Loan. Any determination of the Interpolated Rate by the Bank shall be conclusive and binding absent manifest error.

“Issuer” means each of Madison Square Garden Sports Corp., a Delaware corporation, Madison Square Garden Entertainment Corp., a Delaware corporation, and Sphere Entertainment Co., a Delaware corporation.

“Issuer Event” means the occurrence of one or more of the following with respect to any Issuer:

(i)	the announcement of a Delisting or any event or transaction that, if consummated or completed, would constitute a Delisting, or the occurrence of a Delisting without any announcement;

(ii)	at any time the number of Collateral Shares of any Issuer shall constitute more than nine percent (9.0%) of the number of outstanding Shares of such Issuer, or the announcement of any transaction or event that, if consummated or completed, would result in the foregoing;

(iii)	the Shares shall have been suspended from trading on the Exchange for two (2) consecutive Scheduled Trading Days or the Shares shall have not traded on the Exchange for any other reason for two (2) consecutive Scheduled Trading Days; or

(iv)	[***] the imposition of any restriction on the pledge of the Collateral Shares by the Borrower or on the sale of the Collateral Shares (other than (i) any restriction imposed by this Note or any other Facility Document, and (ii) [***] or the announcement of any transaction or event that, if consummated, effected or completed, would reasonably be expected to result in any such imposition.

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“JPMorgan Contact Information” has the meaning set forth in the Margin Loan Terms Statement.

“Lending Value” means, with respect to any unit of Other Acceptable Collateral at any time, the total amount of Obligations that such unit of Other Acceptable Collateral may secure at such time, as determined by the Bank in its sole discretion; provided that at no time shall the Lending Value of any unit of Other Acceptable Collateral exceed the maximum percentage of the “current market value” of such unit of Other Acceptable Collateral that a broker-dealer registered with the Securities and Exchange Commission and member of FINRA would be permitted to assign to such unit of Other Acceptable Collateral if such broker-dealer were acting in compliance with the minimum initial and maintenance margin requirements of Regulation T of the Board of Governors of the Federal Reserve System and FINRA Rule 4210.

“Liabilities” means all Margin Loans to, and all indebtedness, obligations, and liabilities of any kind of, the Borrower arising under any Facility Document or otherwise with respect to the Margin Loans, now or in the future, absolute or contingent, direct or indirect, joint or several, due or not due, arising by operation of law or otherwise, and costs and expenses (including reasonable and documented out-of-pocket legal fees) incurred by the Bank in connection with the Collateral, this Note or any other Facility Document.

“Liability Currency” is defined in Section 10.

“Line Amount” has the meaning set forth in the Margin Loan Terms Statement.

“Maintenance Aggregate Total Lending Value” means, [***].

“Maintenance Available Collateral” means, at any time, the difference of (a) the Maintenance Aggregate Total Lending Value and (b) the Obligations, in each case, at such time.

[***]

“Margin Line of Credit” is defined in the second paragraph of this Note.

“Margin Loan” and “Margin Loans” are defined in the first paragraph of this Note.

“Margin Loan Terms Statement” is defined in the first paragraph of this Note.

“Margin Loan Type” has the meaning set forth in the Margin Loan Terms Statement.

“Market Price” means, at any time, the most recent Closing Sale Price of the applicable Shares; provided that the “Market Price” on any Disrupted Day for such Shares shall be the Value of such Shares, expressed on a per Share basis.

“Maturity Date” means, with respect to (i) any Variable Margin Loan, the immediately succeeding Banking Day after the date such Margin Loan was made or renewed and (ii) any Short-Term Fixed Margin Loan, the last day of the Maturity Period of such Margin Loan; provided, that if any Maturity Date of a Short-Term Fixed Margin Loan would be a day that is not a Banking Day, then such Maturity Date shall be the immediately succeeding Banking Day, unless such immediately succeeding Banking Day would fall in the next calendar month, in which case such Maturity Date shall be the immediately preceding Banking Day.

“Maturity Period” means, for a Short-Term Fixed Margin Loan, the period commencing on the date such Short-Term Fixed Margin Loan is made and ending on the numerically corresponding day in a subsequent calendar month or months, as determined by the Short-Term Fixed Tenor selected by the Borrower. In the case of a renewal of an existing Short-Term Fixed Margin Loan or the conversion of a Variable Margin Loan (or portion thereof) to a Short-Term Fixed Margin Loan, the Maturity Period shall commence on the effective date of such renewal or conversion. Notwithstanding the foregoing, any Maturity Period of a Short-Term Fixed Margin Loan which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month.

“Minimum Initial Margin Loan Amount” has the meaning set forth in the Margin Loan Terms Statement.

[***].

“MSGE Shares” means the shares of Class A common stock of Madison Square Garden Entertainment Corp. (NYSE: MSGE).

“MSGS Shares” means the shares of Class A common stock of Madison Square Garden Sports Corp. (NYSE: MSGS).

“Note” has the meaning set forth in the Margin Loan Terms Statement and the first paragraph hereof.

“NYFRB” means the Federal Reserve Bank of New York (or any successor thereto).

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“Obligations” means, at any time, the then-outstanding principal amount of all Margin Loans hereunder and all accrued and unpaid interest thereon.

[***]

“Paper-Based Note” is defined in Section 22.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Prime Rate” means the rate of interest per annum announced from time to time by the Bank as its prime rate. Each change in the Prime Rate shall be effective from and including the date the change is announced as being effective. The Prime Rate is a reference rate and may not be the Bank’s lowest rate. If the Prime Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Note.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulatory Change” means the occurrence after the date of this Note of (i) the adoption of any law, rule, regulation, or treaty, (ii) any change in any law, rule, regulation, or treaty, or in the interpretation or application thereof by any governmental or regulatory authority, or (iii) compliance by the Bank with any request, guideline, or directive (whether or not having the force of law and whether domestic or foreign) of any governmental or regulatory authority made or issued after the date of this Note.

“Relevant Governing Body” means the Federal Reserve Board, the NYFRB (or any successor thereto), and/or a committee they officially endorse or convene.

“Replacement Base Rate” means:

(i)	for an Impacted Base Rate, (a) for Variable Margin Loans, the other Base Rate option for Variable Margin Loans, if any, identified in the Margin Loan Terms Statement, and (b) for Short-Term Fixed Margin Loans, the other Base Rate option for Short-Term Fixed Margin Loans, if any, identified in the Margin Loan Terms Statement; or

(ii)	if a Replacement Base Rate cannot be determined in accordance with clause (i) because the applicable Margin Loan Type does not have another Base Rate option identified in the Margin Loan Terms Statement, then the Replacement Base Rate shall be the Base Rate option, regardless of Margin Loan Type, identified in the Margin Loan Terms Statement that is not an Impacted Base Rate (or, as determined by the Bank in its sole discretion, an overnight rate, forward-looking term rate, and/or compounded rate that is based on or derived therefrom); or

(iii)	if all Base Rates identified in the Margin Loan Terms Statement are Impacted Base Rates, then the Replacement Base Rate shall be the sum of: (a) an alternate benchmark rate selected by the Bank, and (b) a spread adjustment (which may be a positive, negative, or zero value, but, for the avoidance of doubt, will not have an impact on the corresponding Applicable Margin) selected by the Bank, in each case, after giving due consideration to (I) any replacement rate and/or spread adjustment, or method for determining such replacement rate or spread adjustment, that is identified as such by a Relevant Governing Body, and/or (II) any evolving or then-prevailing market convention for determining a rate of interest and spread adjustment as a replacement to the Impacted Base Rate(s) for credit facilities, at such time, that are denominated in USD and similar to the credit facility established under the Facility Documents.

If the Replacement Base Rate would be less than zero, the Replacement Base Rate will be deemed to be zero for purposes of this Note.

“Replacement Base Rate Changes” is defined in Section 6(b).

“Replacement Event” is defined in Section 6(b).

“Reuters” is defined in Section 10.

“Scheduled Trading Day” means, with respect to any Shares, any day on which the Exchange for such Shares is scheduled to be open for its regular trading session or, in the event that such Shares are not listed, traded or quoted on any Designated Exchange, any Banking Day.

“Securities” means Collateral consisting of stocks, bonds and other instruments and securities and all securities entitlements with respect to the foregoing.

“Shares” means individually and collectively, the MSGE Shares, the MSGS Shares and the SPHR Shares.

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“Short-Term Fixed Margin Loan” has the meaning set forth in the Margin Loan Terms Statement.

“Short-Term Fixed Margin Loan Minimum Amount” has the meaning set forth in the Margin Loan Terms Statement.

“Short-Term Fixed Tenor” has the meaning set forth in the Margin Loan Terms Statement.

“SPHR Shares” means the shares of Class A common stock of Sphere Entertainment Co. (NYSE: SPHR).

“Temporary Impacted Base Rate” is defined in Section 6(a).

“Temporary Replacement Base Rate” means, [***].

“Third Party” means any party liable with respect to, or otherwise granting support for, this Note, whether by guarantee, subordination, grant of security or otherwise, including, without limitation, any Third Party Pledgor and any party that is identified as a “Guarantor” in the Margin Loan Terms Statement.

“Third Party Pledge Agreement” means, individually and collectively, any collateral agreement or other pledge agreement, security agreement or other similar agreement, executed by any Third Party Pledgor in favor of the Bank to secure the Liabilities.

“Third Party Pledgor” means any party identified as a “Third Party Pledgor” in the Margin Loan Terms Statement and any other party who has executed a Third Party Pledge Agreement in favor of the Bank to secure the Liabilities.

“Third Party Pledgor Collateral” means any and all “Collateral” under and as defined in any Third Party Pledge Agreement and pledged by the Third Party Pledgor to the Bank thereunder.

“UCC” means the Uniform Commercial Code in effect in the State of New York. Unless the context otherwise requires, all terms used in this Note which are defined in the UCC will have the meanings stated in the UCC.

“Value” means, [***].

“Variable Margin Loan” has the meaning set forth in the Margin Loan Terms Statement.

Section 2. Requests for Margin Loans, Conversions and Renewals.

(a)	Requests for a Variable Margin Loan need to be received not later than [***]. Requests for a Short-Term Fixed Margin Loan need to be received not later than [***]. Proceeds of any Margin Loan extended under this Note shall be (i) credited to an account of the Borrower maintained with the Bank or (ii) credited to another account as directed by the Borrower to the extent permitted by the Bank and subject to such conditions as the Bank may require in its sole discretion; provided, that the Bank is entitled to rely on information provided by the Borrower without investigation.

(b)	The outstanding principal balances of Variable Margin Loans utilizing the same Base Rate shall be aggregated. If a Variable Margin Loan has an outstanding principal balance equal to or in excess of the Short-Term Fixed Margin Loan Minimum Amount and Short-Term Fixed Margin Loans are identified as a Margin Loan Type in the Margin Loan Terms Statement, such Variable Margin Loan may be entirely or partially (if such portion is at least equal to the Short-Term Fixed Margin Loan Minimum Amount) converted to a Short-Term Fixed Margin Loan upon the Borrower’s request. The Base Rate of an outstanding Variable Margin Loan may, upon the Borrower’s request, be converted to another Base Rate that is identified as an option for Variable Margin Loans in the Margin Loan Terms Statement. All requests to convert the Base Rate of a Variable Margin Loan to another Base Rate identified as an option for Variable Margin Loans in the Margin Loan Terms Statement need to be received not later than [***]. All requests for a conversion to a Short-Term Fixed Margin Loan need to be received not later than [***]. All conversion requests of any kind must be made in accordance with this Section 2 and procedures and requirements established by the Bank from time to time. The Bank is not obligated to honor a conversion request.

(c)	The Bank may, but shall not be obligated to, renew (i) a Variable Margin Loan as a Variable Margin Loan with the same Base Rate and a Short-Term Fixed Margin Loan with an outstanding balance less than the Short-Term Fixed Margin Loan Minimum Amount as a Variable Margin Loan and, if available, with a Base Rate derived from the same reference rate, in each case, unless a request to the contrary is received from the Borrower not later than noon, New York City time on the Maturity Date of such Margin Loan, and (ii) a Short-Term Fixed Margin Loan with an outstanding balance at least equal to the Short-Term Fixed Margin Loan Minimum Amount as a Short-Term Fixed Margin Loan with the same Base Rate for a Maturity Period with a duration equal to that then ending, unless a request to the contrary is received from the Borrower not later than [***] (it being understood that no such renewal would involve a new extension of credit hereunder, including (without limitation) for purposes of clauses (a) and (b) above and (d) below).

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(d)	Subject to such conditions and procedures as the Bank may require in its sole discretion, requests described above can be made by telephone, in writing, electronically or through an Internet portal provided by the Bank. Any request shall be irrevocable and specify: (i) in the case of a Margin Loan request, the amount and Margin Loan Type requested, which shall be a Margin Loan Type identified in the Margin Loan Terms Statement, and the borrowing date of such requested Margin Loan, which shall be a Banking Day; (ii) in the case of a Variable Margin Loan request, the Base Rate requested; (iii) in the case of a Short-Term Fixed Margin Loan request, the Short-Term Fixed Tenor requested; and (iv) in the case of a conversion request permitted under clause (b), the Margin Loan (or portion thereof in the case of a Variable Margin Loan converting to a Short-Term Fixed Margin Loan) to be converted, the date of the proposed conversion, which shall be a Banking Day, the Margin Loan Type to be converted into and Base Rate requested, and, if applicable, the Short-Term Fixed Tenor requested; provided, that, in the case of clauses (iii) and (iv), in respect of a Short-Term Fixed Margin Loan, if no Short-Term Fixed Tenor is specified, then the Borrower shall be deemed to have selected a Short-Term Fixed Tenor of one (1) month.

(e)	The Borrower acknowledges that the Bank will use reasonable procedures to determine that a request described in this Section 2 was provided by the Borrower or someone the Borrower authorized. The Borrower agrees that it shall be bound by any such request or notice that the Bank, in good faith, believes was provided by the Borrower or someone the Borrower authorized, regardless of how such request or notice was transmitted to the Bank and the Bank will not be liable for any loss, cost or expense for acting on such request or notice.

(f)	[***].

Section 3. Interest; Repayment of Margin Loans.

(a)	The principal amount of each Margin Loan made in the Bank’s discretion and outstanding under this Note, together with accrued interest thereon, shall be due and payable (i) on its Maturity Date if such Margin Loan is not renewed, (ii) so long as (A) no Event of Default has occurred and is Continuing or (B) no Collateral Shortfall has occurred [***] following receipt by the Borrower of a termination notice from the Bank, if the Margin Line of Credit is terminated by the Bank, or (iii) on the next Banking Day (whether or not such day is its Maturity Date) following receipt by the Bank of a termination notice from the Borrower, if the Margin Line of Credit is terminated by the Borrower.

(b)	The Borrower promises to pay interest on each Interest Payment Date on the unpaid balance of the principal amount of each Margin Loan from the date such Margin Loan is made, renewed or converted until such Margin Loan, together with accrued interest thereon, is repaid in full. Upon the occurrence and during the Continuance of an Event of Default, the Bank may, at its option, by notice to the Borrower (which notice may be revoked at the option of the Bank), declare that all Margin Loans shall bear interest at the Default Rate from and including the date of such Event of Default until such Margin Loans are paid in full, such interest to be payable on demand.

(c)	All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day, but excluding the last day).

(d)	All payments (including any prepayments) hereunder shall be made in lawful money of the United States and in immediately available funds. Any extension of time for the payment of the principal of this Note resulting from the due date falling on a non-Banking Day shall be included in the computation of interest. The Bank may (but shall not be obligated to) debit the amount of any payment under this Note that is not made when due from any deposit account of the Borrower with the Bank.

Section 4. Prepayments.

(a)	[***].

(b)	[***].

(c)	[***].

Section 5. Additional Costs.

(a)	If as a result of any Regulatory Change which (i) imposes, modifies, or deems applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, deposit insurance or assessments, minimum capital or liquidity, capital ratios or similar requirements relating to any extension of credit or other assets of, or any deposits with or other liabilities of the Bank or its holding company, or (ii) imposes any other condition affecting this Note, the Bank reasonably determines (which determination shall be conclusive absent manifest error) that the cost to it of making or maintaining a Margin Loan is increased or any amount received or receivable by the Bank under this Note is reduced, then the Borrower will pay to the Bank within [***] of its request an additional amount that the Bank reasonably determines will compensate it for the increased cost or reduction in amount.

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(b)	Without limiting the effect of the foregoing provisions of this Section 5 (but without duplication), the Borrower shall pay to the Bank from time to time within [***] of its request such amounts as the Bank may reasonably determine to be necessary to compensate the Bank for any costs which it reasonably determines are attributable to the maintenance by it or any of its affiliates of capital in respect of the Margin Loans hereunder pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Note or thereafter) of any court or governmental or monetary authority. Any such compensation shall include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request. [***].

Section 6. Base Rate Unavailability.

(a)	Temporary. If the Bank determines that:

(i)	adequate and reasonable means do not exist for ascertaining a Base Rate for a Variable Margin Loan or for the applicable Short-Term Fixed Tenor of a Short-Term Fixed Margin Loan, including, without limitation, by means of the Interpolated Rate; provided, that no Replacement Event (defined in clause (b) below) has occurred at such time;

(ii)	a Base Rate will not adequately and fairly reflect the cost to the Bank of making or maintaining the applicable Margin Loan; or

(iii)	it is unlawful for the Bank to maintain any Margin Loan at the Base Rate selected by the Borrower;

THEN, such Base Rate shall be considered a “Temporary Impacted Base Rate” and the Bank shall give the Borrower prompt notice thereof. Until the Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist, (A) the Temporary Impacted Base Rate is deemed not to be available and will be replaced with the Temporary Replacement Base Rate, (B) all references to “Base Rate” in respect of the Temporary Impacted Base Rate only, shall be deemed to be references to the “Temporary Replacement Base Rate”, and (C) if the Temporary Impacted Base Rate applies to any existing Short-Term Fixed Margin Loan, then the Temporary Replacement Base Rate will apply at the end of such Short-Term Fixed Margin Loan’s Maturity Period unless the circumstances in clause (iii) have arisen, in which case the Temporary Replacement Base Rate shall apply immediately.

(b)	Permanent. Notwithstanding anything to the contrary herein or in any other Facility Document, a Base Rate is deemed no longer to be available and will be replaced if any of the following events (each, a “Replacement Event”) occur:

(i)	a public statement is made or there is publication of information by or on behalf of the administrator of a Base Rate, the regulatory supervisor for the administrator of a Base Rate, the U.S. Federal Reserve System, an insolvency official or resolution authority with jurisdiction over the administrator of a Base Rate, or a court or an entity with similar insolvency or resolution authority over the administrator of a Base Rate, in each case, which states that such administrator has ceased or will cease to provide such Base Rate, permanently or indefinitely, provided that, at that time, there is no successor administrator that will continue to provide such Base Rate; or

(ii)	a public statement is made or there is publication of information by the regulatory supervisor for the administrator of a Base Rate announcing that such Base Rate is no longer representative.

If a Replacement Event occurs in respect of a Base Rate, then such Base Rate shall be considered an “Impacted Base Rate” and the Bank shall give the Borrower prompt notice thereof. After a Replacement Event occurs, (A) an Impacted Base Rate is deemed not to be available as a Base Rate option and will be replaced with the applicable Replacement Base Rate, (B) all references to “Base Rate” in respect of the Impacted Base Rate only, shall be deemed to be references to the “Replacement Base Rate”, (C) if the Impacted Base Rate applies to any existing Short-Term Fixed Margin Loan, then the applicable Replacement Base Rate will apply at the end of such Short-Term Fixed Margin Loan’s Maturity Period, and (D) if the applicable Replacement Base Rate is determined based on clauses (i) or (ii) of the definition of Replacement Base Rate, then the Applicable Margin for such Replacement Base Rate shall be the Applicable Margin that corresponds to the Base Rate option upon which such Replacement Base Rate is based. Refer to Section 1 of this Note for the definition of Replacement Base Rate.

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The Bank will have the right, from time to time, by notice to the Borrower, to make any technical, administrative, or operational changes (including, without limitation, (I) changes to the definitions of Banking Day and Interest Payment Date, (II) timing and frequency of determining rates and making payments of interest, (III) inclusion of compounding methodologies and conventions if applicable, and (IV) other administrative matters (collectively, “Replacement Base Rate Changes”)) that the Bank decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of the Replacement Base Rate. The Replacement Base Rate, together with all such Replacement Base Rate Changes as specified in any notice, shall become effective on the date specified by the Bank in the notice, without any further action or consent of the Borrower. The Base Rate options set forth in the Margin Loan Terms Statement could be replaced more than once during the term of this Note based on the events described in this clause (b). Until a Replacement Base Rate shall be determined and only to the extent the Impacted Base Rate is not available or published or permitted to be utilized at such time on a current basis, the last paragraph of clause (a) above shall apply.

(c)	Determinations. Any determination, decision, or election that may be made by the Bank pursuant to clauses (a) or (b) of this Section 6, including any conclusion that it is not possible to determine the Interpolated Rate, any determination with respect to a rate or adjustment or the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower.

Section 7. Grant of Security Interest.

As security for the payment of all the Liabilities, the Borrower pledges, transfers and assigns to the Bank and grants to the Bank a continuing first priority security interest in and lien on, and a right of setoff against, the Collateral and agrees to be bound by the terms of any Account Control Agreement.

Section 8. Agreements of the Borrower and Rights of the Bank.

The Borrower agrees as follows and authorizes the Bank to exercise the rights listed below with respect to the Collateral, for its own benefit, either in its own name or in the name of the Borrower, and appoints the Bank as its attorney-in-fact to take all action permitted under this Note.

(a)	Securities:

(i)	The Bank may, upon the occurrence and during the Continuance of an Event of Default: (A) transfer to the account of the Bank any Securities whether in the possession of, or registered in the name of, any Clearing System or held otherwise, (B) transfer to the account of the Bank with any Federal Reserve Bank any Securities held in book entry form with any such Federal Reserve Bank and (C) transfer to the name of the Bank or its nominee any Securities registered in the name of the Borrower and held by the Bank and complete and deliver any necessary stock powers or other transfer instruments; [***].

(ii)	The Borrower grants to the Bank an irrevocable proxy to vote any and all Securities and give consents, waivers and ratifications in connection with those Securities upon the occurrence and during the Continuance of an Event of Default.

(iii)	Upon the occurrence and during the Continuance of an Event of Default, all payments, distributions and dividends in securities or cash in respect of the Collateral shall be paid directly to and, at the discretion of the Bank, retained by the Bank, until applied as provided in this Note, as additional Collateral. Until an Event of Default has occurred and is Continuing, cash dividends on the Collateral paid in the ordinary course will be paid to the Borrower, and any in-kind dividends on the Collateral paid in the ordinary course will be paid to and retained by the Bank as additional Collateral; [***].

(b)	General:

(i)	The Bank may, in its name, or in the name of the Borrower: (A) execute and file financing statements under the UCC or any other filings or notices necessary or desirable to create, perfect or preserve its security interest, all without notice (except as required by applicable law and not waivable) and without liability except to account for property actually received by it, (B) upon the occurrence and during the Continuance of an Event of Default, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any item of the Collateral (but shall be under no obligation to do so), (C) make any notification (to the issuer of any certificate or Security, or otherwise, including giving any notice of exclusive control to the Intermediary) or take any other action in connection with the perfection or preservation of its security interest or, upon the occurrence and during the Continuance of an Event of Default, any enforcement of remedies, and retain any documents evidencing the title of the Borrower to any item of the Collateral and (D) upon the occurrence and during the Continuance of an Event of Default, issue entitlement orders with respect to any of the Collateral.

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(ii)	The Borrower agrees that it will not (A) file or permit to be filed any termination statement with respect to the Collateral or any financing or like statement with respect to the Collateral in which the Bank is not named as the sole secured party, [***], (B) consent or be a party to any Account Control Agreement with respect to the Account to which the Bank is not also a party or (C) sell or otherwise dispose of, grant any option with respect to, or otherwise encumber the Collateral; provided that the Borrower may withdraw Collateral (1) so long as (x) no Event of Default has occurred and is Continuing, and no Collateral Shortfall has occurred [***] or would result therefrom, and (y) such withdrawal would be permitted if the Bank were a broker-dealer registered with the Securities and Exchange Commission and member of FINRA, acting in compliance with the margin withdrawal requirements of Regulation T of the Board of Governors of the Federal Reserve System and FINRA Rule 4210 and (2) subject to the other provisions of this Note.

(iii)	At the request of the Bank the Borrower agrees to do all other things which the Bank may deem reasonably necessary or advisable in order to perfect and preserve its security interest and operational control and to give effect to the rights granted to the Bank under this Note or enable the Bank to comply with any applicable laws or regulations.

(iv)	Notwithstanding the foregoing, the Bank, by its acceptance of this Note, does not assume any duty with respect to the Collateral and is not required to take any action to collect, preserve or protect its or the Borrower's rights in any item of the Collateral. If any Collateral is held in an investment management account or investment advisory account for which the Bank (or an affiliate of the Bank) acts as investment manager or investment advisor, then the Bank’s (or such affiliate’s) duties to the Borrower as investment manager or investment advisor, including the duty to act in the Borrower’s best interests, may conflict with its rights as a secured party hereunder and, in connection with any liquidation, sale or transfer of the Collateral pursuant to the Facility Documents, or other exercise of the Bank’s remedies under the Facility Documents in respect of the Collateral, the Bank shall have no obligation to act in accordance with any fiduciary duty it (or its affiliates) may owe to the Borrower as investment manager or investment advisor. Furthermore, an exercise of remedies by the Bank under this Note may cause such investment management or investment advisory accounts to no longer conform to applicable investment guidelines and may affect the performance of such accounts.

(v)	The Borrower releases the Bank and agrees to hold the Bank harmless from any claims, causes of action and demands at any time arising with respect to this Note as it pertains to the security interest granted hereby, the use or disposition of any item of the Collateral or any action taken or omitted to be taken by the Bank with respect thereto, except in any case where the claim, cause of action or demand results from the gross negligence or willful misconduct of the Bank. The Borrower releases each Intermediary and agrees to hold each Intermediary harmless from any claims, causes of action and demands at any time arising with respect to any instruction made by Bank to any Intermediary purporting to be made under this Note or any Account Control Agreement, except (A) in any case where the claim, cause of action or demand results from the gross negligence or willful misconduct of the Bank or the Intermediary, it being understood that no Intermediary shall have any duty to investigate Bank’s right to issue any such instruction or any other matter related to any such instruction and (B) with respect to any breach by the Bank or the Intermediary under this Note, any Account Control Agreement or any other Facility Document.

(vi)	The rights granted to the Bank pursuant to this Note are in addition to the rights granted to the Bank in any custody, investment management, Account Control Agreement or similar agreement. In case of conflict between the provisions of this Note and of any other such agreement, the provisions of this Note will prevail.

(vii)	The Borrower shall not interfere with the exercise by the Bank of any remedies with respect to the Collateral pursuant to, and in accordance with the terms of, this Note and applicable law.

Section 9. Collateral Shortfall.

The Borrower agrees that at all times the amount of Maintenance Available Collateral shall be greater than or equal to zero. If a Collateral Shortfall occurs, [***]. [***] the Borrower shall, prior to the applicable Cure Time, at the Bank’s direction, determined in the Bank’s sole and absolute discretion [***], supplement the Collateral or cause the Third Party Pledgor Collateral to be supplemented, by delivering to the Bank, for credit to the Account, or causing to be delivered to the Bank by any Third Party Pledgor, such additional Acceptable Collateral (which may not consist of additional Shares) and/or making, or causing to be made, a prepayment pursuant to Section 4(a) (without regard to notice requirements specified therein), in an aggregate amount sufficient to cause the Initial Available Collateral (determined immediately after such delivery of additional Acceptable Collateral and/or prepayment, as applicable) to be greater than or equal to zero. After expiration of the Cure Time, any remaining Collateral Shortfall also enables the Bank to [***] sell or otherwise liquidate any Collateral and/or Third Party Pledgor Collateral the Bank selects in its sole discretion and apply the proceeds towards repayment of the Obligations. [***].

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Section 10. Currency Conversion.

For calculation purposes, any currency in which the Collateral is denominated (the “Collateral Currency”) will be converted into the currency of the Liabilities (the “Liability Currency”) determined by using the rate of exchange for the purchase of the Liability Currency with the Collateral Currency last provided (either by publication or otherwise provided to the Bank) by the applicable Thomson Reuters Corp., Refinitiv, or any successor thereto (“Reuters”) source on the Banking Day (New York City time) immediately preceding the date of determination or if such service ceases to be available, or ceases to or for any reason does not provide a rate of exchange for the purchase of the Liability Currency with the Collateral Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Bank in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in the Liability Currency as determined by the Bank using any method of determination it deems appropriate in its sole discretion).

Section 11. Representations and Warranties.

The Borrower represents and warrants as of the date of this Note, and as of the date of any request for a Margin Loan, making of a Margin Loan, or renewal or conversion thereof, that:

(a)	(i) no Collateral Shortfall has occurred that has not been cured pursuant to Section 9 of this Note or would result from the requested action and (ii) in the case of any request for a Margin Loan, immediately after giving effect to the requested Margin Loan, the Initial Available Collateral, as determined on the date of such requested Margin Loan, shall not be less than zero;

(b)	the Facility Documents constitute valid, enforceable and binding agreements, except as may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity;

(c)	[***];

(d)	[***];

(e)	the Borrower is the sole owner of the Collateral and the Collateral is free of all encumbrances except for the security interest in favor of the Bank created by this Note and the other Facility Documents;

(f)	(i) the Collateral Shares and any other Securities are fully paid and non-assessable, (ii) there are no restrictions on pledge of the Collateral Shares or any other Securities by the Borrower as contemplated hereby [***] on sale of the Collateral Shares or any other Securities by the Bank (whether pursuant to securities laws or regulations or shareholder, lock-up or other similar agreements) as contemplated hereby and (iii) [***] the Collateral Shares [***] and any other Securities are fully marketable by the Bank as pledgee, without regard to any holding period, manner of sale, volume limitation, public information or notice requirements; and

(g)	the state listed as “Governing Law” in the Margin Loan Terms Statement: (i) is the state of the Borrower’s legal residence; or (ii) notwithstanding the Borrower’s state of legal residence, has been requested by the Borrower, after consultation with the Borrower’s legal and financial advisors to the extent the Borrower deemed it appropriate and in the Borrower’s own independent judgment, because the natural persons comprising the Borrower have legal residences in different states or the state whose law governs the trust agreement of a trust co-Borrower is different from the state of a natural person co-Borrower’s legal residence.

Section 12. Events of Default.

If any one or more of the following events shall occur (each an “Event of Default”):

(a)	the Borrower fails to pay (i) the principal of this Note as and when due and payable, or (ii) interest on this Note, or any other amount payable under this Note (other than principal) [***] (including without limitation if the Margin Line of Credit is terminated and any applicable notice period expressly set forth herein has expired);

(b)	the Borrower or any Third Party (i) fails to observe or perform any term or agreement contained in (A) [***] this Note or [***] any Third Party Pledge Agreement [***]; (ii) fails to observe or perform any other term or agreement of any of the Facility Documents [***]; (iii) makes any materially incorrect or misleading representation to the Bank; (iv) fails to pay when due (whether by scheduled maturity, acceleration, demand or otherwise, and after giving effect to any applicable notice and/or cure periods) any of its indebtedness (including, but not limited to, indebtedness for borrowed money) owing to parties other than the Bank or its affiliates or any interest or premium thereon when due [***]; or (iv) fails to comply with, or perform, in any material respect, any term under any agreement (other than the Facility Documents), now or hereafter in effect, with the Bank or any affiliate of the Bank;

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(c)	the Borrower or any Third Party: (i) becomes insolvent or unable to pay its debts as they become due, (ii) makes an assignment for the benefit of creditors, (iii) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws, (iv) [***], (v) has had a receiver, custodian or trustee appointed for all or a substantial part of its property, or (vi) takes any action effectuating, approving or consenting to any of the events described in clauses (i) through (v);

(d)	the Borrower or any Third Party who is a natural person dies, or is determined or adjudged incompetent or otherwise incapacitated by a court of competent jurisdiction;

(e)	any entity Third Party fully distributes, decants, divides its assets, liabilities and/or obligations (whether pursuant to a “plan of division” or similar arrangement), dissolves or for any reason ceases to be in existence or merges or consolidates, or if there is a change in the direct or indirect beneficial ownership of any entity Third Party;

(f)	(i) the Borrower or any Third Party is involved in a proceeding which is likely to result in a forfeiture of all or a substantial part of its assets; or (ii) one or more final non-appealable judgments are entered against the Borrower or any Third Party [***];

(g)	there is [***] a material adverse change in the business or financial condition of the Borrower or any Third Party;

(h)	any Facility Document granting a security interest at any time and for any reason ceases to create a valid and perfected first priority security interest in and to any Collateral, any Third Party Pledgor Collateral, or any other property purported to be subject to the lien granted under such Facility Document, or ceases to be in full force and effect or is declared null and void, or the validity or enforceability of any Facility Document is contested by any party to the Facility Document, or such signatory to the Facility Document denies it has any further liability or obligation under the Facility Document, or, if applicable, an “Issuer Event” as defined in any Third Party Pledge Agreement occurs;

(i)	other than those in favor of the Bank hereunder or under any other Facility Document, any lien, security interest or other encumbrance at any time arises on or attaches to the Account or any Collateral therein;

(j)	the Borrower fails to furnish any financial information with respect to the Borrower, any Third Party or the Collateral or the transactions contemplated by this Note and the other Facility Documents that the Bank may reasonably request from time to time promptly upon the Bank's request;

(k)	the Borrower or any Third Party resides, at any time, in a jurisdiction that is located outside the United States, or the organization documents of any Third Party are, at any time, governed by a jurisdiction that is located outside of the United States; or

(l)	the Bank determines, in its sole discretion, that an Issuer Event has occurred;

THEN, the Bank may, by notice to the Borrower, declare this Note to be due and payable, without presentment, demand, protest, notice of acceleration or intention to accelerate or further notice of any kind, all of which are expressly waived, provided that in the case of an Event of Default described in clause (c) above, this Note shall be immediately due and payable without notice, provided further that in the case of an Event of Default described in clause (d) above due to the death of the Borrower, any Third Party or grantor of a revocable trust Borrower or revocable trust Third Party (and provided that no other Event of Default has occurred), the Bank shall not accelerate amounts payable under this Note for a period of [***], but the Bank shall not make any additional Margin Loans during such [***] period.

Section 13. Remedies. Upon the occurrence and during the Continuance of an Event of Default:

(a)	The Bank will have the rights and remedies under the UCC and the other rights granted to the Bank under this Note and may exercise its rights without regard to any premium or penalty from liquidation of any Collateral and without regard to the Borrower’s basis or holding period for any Collateral or any Third Party Pledgor’s basis or holding period for any Third Party Pledgor Collateral.

(b)	The Bank may sell in the Borough of Manhattan, New York City, or elsewhere, in one or more sales, at the price as the Bank deems best, for cash or on credit or for other property, for immediate or future delivery, any item of the Collateral or Third Party Pledgor Collateral, at any broker's board or at public or private sale, in any reasonable manner permissible under the UCC (except that, to the extent permissible under the UCC, the Borrower waives any requirements of the UCC) and the Bank or anyone else may be the purchaser of the Collateral and hold it free from any claim or right including, without limitation, any equity of redemption of the Borrower, which right the Borrower expressly waives.

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(c)	The Bank may also, in its sole discretion: (i) convert any part of the Collateral Currency into the Liability Currency, (ii) hold any monies or proceeds representing the Collateral in a cash collateral account in the Liability Currency or other currency that the Bank reasonably selects, (iii) invest such monies or proceeds on behalf of the Borrower and (iv) apply any portion of the Collateral, first, to all reasonable and documented out-of-pocket costs and expenses of the Bank, second, to the payment of interest on the Liabilities and any fees or commissions to which the Bank may be entitled, third, to the payment of principal of the Liabilities, whether or not then due, and fourth, to the Borrower.

(d)	The Borrower will take any action requested by the Bank to allow it to sell or dispose of the Collateral. Notwithstanding that the Bank may continue to hold the Collateral and Third Party Pledgor Collateral and regardless of the value of the Collateral and the Third Party Pledgor Collateral, the Borrower will remain liable for the payment in full of any unpaid balance of the Liabilities.

(e)	The Borrower acknowledges and agrees that any sale or disposition of Collateral initiated by the Bank during the Continuance of an Event of Default shall be deemed to have occurred during such Continuance of such Event of Default, notwithstanding that the settlement date or effective date of such sale or disposition may occur after such Event of Default is no longer Continuing.

Section 14. Expenses.

The Borrower will pay to the Bank all reasonable costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and legal expenses) incurred by the Bank in connection with the preparation or modification of the Facility Documents and performance thereof and the exercise of any of the Bank’s rights, remedies or obligations under the Facility Documents.

Section 15. Governing Law.

This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles, and with the laws of the United States of America as applicable.

Section 16. Jurisdiction.

To the extent not prohibited, the Borrower: (i) agrees that all claims related to this Note may be adjudicated by a state or federal court in the state identified in the “Governing Law” section of the Margin Loan Terms Statement, (ii) agrees that any proceeding brought against the Bank shall be brought only in a state or federal court in the City of New York, and (iii) agrees that the Bank may comply with service of process requirements in any such proceeding by mailing (via prepaid registered or certified U.S. mail) documents to be served in accordance with the notice provisions of Section 18(f). The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction and waives any defense on the basis of an inconvenient forum. Nothing herein shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction.

Section 17. WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS NOTE OR ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 18. Miscellaneous.

(a)	The provisions of this Note are intended to be severable. If any provision of this Note is held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions thereof in any jurisdiction.

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(b)	Except for (i) any permanent change to a Base Rate and accompanying Applicable Margin or any change to the Margin Loan Terms Statement, in either case, as a result of events described in Section 6 of this Note, (ii) Replacement Base Rate Changes, and (iii) any other change set forth in a new Margin Loan Terms Statement sent by the Bank to the Borrower (x) that incorporates a change requested by the Borrower in a documented communication and agreed to by the Bank or (y) whereby an option is added by the Bank, including, without limitation, an additional Base Rate or Short-Term Fixed Tenor (together with technical, administrative or operational changes of the type contemplated by the defined term “Replacement Base Rate Changes”), no amendment or modification of any provision of this Note shall be effective unless the same shall be executed by the Borrower and the Bank. A waiver by the Bank of a provision of this Note shall not constitute a waiver of the Bank’s right to otherwise demand strict compliance with that provision or any other provision of this Note. Whenever the consent of the Bank is required under this Note, the granting of such consent shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the Bank’s sole discretion. The Bank shall not be deemed to have waived any rights under this Note unless such waiver is in writing and signed by the Bank.

(c)	No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. The rights and remedies in this Note are cumulative and not exclusive of any rights and remedies which the Bank may have under law or under other agreements or arrangements with the Borrower. [***].

(d)	If the term “Borrower” is defined to include more than one party, then the obligations, representations and warranties of the Borrower hereunder shall be joint and several regardless of any change in business relations, divorce, legal separation or other legal proceedings and regardless of any agreement that may affect liabilities between or among such parties, and the Bank shall be entitled to act on notices and requests from any one of the parties without the consent of the other party(ies).

(e)	The obligations of the Borrower under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Bank limiting rates of interest which may be charged or collected by the Bank.

(f)	Except as otherwise permitted in this Note, notices (including, without limitation, interest statements) shall be addressed to the Bank as set forth in the “JPMorgan Contact Information” section of the Margin Loan Terms Statement and to the Borrower at the mailing address that the Bank has on file for the Borrower as its legal address or any email address that the Borrower has provided to the Bank as the Borrower’s email address (or at such other number or address as shall be designated by one party to the other by telephone or in the manner provided for in this Section) and either given electronically or in writing by hand, overnight courier, certified or registered mail, or regular mail. Notices sent by hand, overnight courier, certified or registered mail, or regular mail shall be deemed to have been given when delivered. Notices sent to an email address shall be deemed received when sent, provided, that, if such notice is not sent during normal business hours, such notice shall be deemed to have been sent and received at the opening of business on the next Banking Day. All notices by the Bank properly addressed to the Borrower and sent in accordance with this clause (f) shall be deemed to have been personally delivered to the Borrower whether actually received or not. If the Bank needs to contact the Borrower by telephone, then the Bank will use the phone number the Bank has on file for such Borrower as its primary phone number.

(g)	Sections 3(d), 4(c), 5, 14, 15, 16 and 17 hereof shall survive the repayment of the Margin Loans.

(h)	Each reference to the Bank shall be deemed to include its successors, endorsees and permitted assigns, in whose favor the provisions hereof shall inure. Each reference to the Borrower shall be deemed to include the heirs, executors, administrators, legal representatives, successors and assigns of the Borrower, all of whom shall be bound by the provisions hereof. This Note shall be binding on the Borrower and shall inure to the benefit of the Bank. [***].

(i)	This Note, any amendment to this Note, and any agreement, notice or other communication required by this Note to be “written” or “in writing” may be executed in any number of counterparts, including counterparts that are executed on paper and counterparts that are electronic records and are executed using electronic signatures generated through the electronic execution process provided by the Bank or such other electronic execution process acceptable to the Bank in its sole discretion. Each counterpart of such document, when so executed, shall be deemed an original but all such counterparts shall constitute one and the same document. Delivery of a manually executed counterpart of a signature page of such document by emailed PDF or JPEG from the Borrower’s e-mail address on file with the Bank, or any other electronic means acceptable to the Bank in its sole discretion that reproduces an image of such manually executed signature page, shall each be effective as delivery of a manually executed counterpart of such document; provided, that, the Bank, in its sole discretion, can require subsequent delivery of the manually executed counterpart of a signature page.

(j)	The date, amount, Margin Loan Type of, Base Rate of, Maturity Date of, Short-Term Fixed Tenor of, Applicable Margin of, and the Interest Rate with respect to, each Margin Loan evidenced hereby, all payments of principal and/or interest thereof, and any conversion of a Margin Loan to a different Margin Loan Type or conversion of a Base Rate, shall, in each case, be evidenced by records maintained by the Bank in the ordinary course of business and such records shall be presumptively correct absent manifest error and any failure to so record or any error in doing so shall not limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to any Margin Loan made hereunder.

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(k)	The parties acknowledge and agree that the Account is a “securities account” and all assets from time to time credited thereto, including without limitation cash, will be treated as “financial assets” within the meaning of Section 8-102 of the UCC.

Section 19. Use of Proceeds.

The Borrower agrees that it will not, directly or indirectly, use the proceeds of any Margin Loan under this Note or make available such proceeds to any person or entity: (i) to fund any activities or business of or with any person or entity, or in any country or territory, that, at the time of such funding is the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State or (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money or anything else of value, to any person in violation of any applicable laws, rules, or regulations relating to bribery or corruption.

Section 20. [***].

[***].

Section 21. Bankruptcy Code Acknowledgment.

The Borrower and the Bank acknowledge and agree that (a) this Note is intended to constitute a “margin loan”, (b) to the extent a Third Party Pledge Agreement is in effect, such Third Party Pledge Agreement is intended to constitute a “security agreement or arrangement or other credit enhancement related to a “margin loan” or to “any other agreement or transaction that is similar to” a margin loan, and (c) therefore the Facility Documents, individually and collectively, constitute a “securities contract” within the meaning of Section 741(7) of the Bankruptcy Code, and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or under any other Facility Document or contemplated hereby or thereby, or made, required to be made or contemplated in connection herewith or therewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Section 362(b)(6) and/or (27), Sections 546(e) and/or (j), and Sections 741(5) and/or 741(8) of the Bankruptcy Code. In addition, all obligations under or in connection with the Facility Documents represent obligations in respect of “termination values,” “payment amounts” or “other transfer obligations” within the meaning of Sections 362 and 561 of the Bankruptcy Code. The Borrower and the Bank further acknowledge and agree that the Facility Documents collectively constitute a “master netting agreement” within the meaning of the Bankruptcy Code.

Section 22. Conversion From Electronic Note to Paper-Based Note.

If this Note is executed electronically (“Electronic Note”), the Bank and any person to whom this Electronic Note is later transferred shall have the right to convert this Electronic Note at any time into a paper-based Note (“Paper-Based Note”). In the event this Electronic Note is converted into a Paper-Based Note:

(a)	the Paper-Based Note will be an effective, enforceable and valid instrument;

(b)	the execution of this Electronic Note will be deemed issuance and delivery of the Paper-Based Note;

(c)	the printing of the representation of the electronic signature for the Borrower upon the Paper-Based Note from the system in which the Electronic Note is stored will be deemed the original signature for the Borrower on the Paper-Based Note and will serve to indicate the Borrower’s present intention to authenticate the Paper-Based Note;

(d)	the Paper-Based Note will be a valid original writing for all legal purposes; and

(e)	upon conversion to a Paper-Based Note, the Borrower’s obligations in the Electronic Note shall automatically transfer to, and be contained in, the Paper-Based Note, and the Borrower intends to be bound by such obligations.

Section 23. Execution and Use of Electronic Records and Signatures.

If the Borrower has received and reviewed this Note electronically, then the Borrower agrees that this Note may be in the form of an electronic record and may be executed using electronic signatures generated through the electronic execution process provided by the Bank or such other electronic execution process acceptable to the Bank in its sole discretion. Any electronic signature on or associated with this Note and accepted by the Bank shall be valid and binding on the signer to the same extent as a manual signature and upon application thereof, this Note will constitute a legal, valid, and binding obligation enforceable in accordance with its terms to the same extent as if manually executed. Notwithstanding any other provision of this Note, at the Bank’s option and in the Bank’s sole discretion, any agreement, amendment, notice or other communication required by this Note to be “written” or “in writing” may be in the form of an electronic record and may be executed using electronic signatures generated through the electronic execution process provided by the Bank or such other electronic execution process acceptable to the Bank in its sole discretion.

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Section 24. Financial Information.

(a)	If, in connection with the Bank granting or continuing the Margin Line of Credit, the Borrower or any Third Party provides or has provided to the Bank: (i) personal financial statements and supporting schedules; (ii) tax returns including, but not limited to schedules, K-1s, and/or proof of tax return extensions; (iii) brokerage or bank statements for significant assets held at institutions other than the Bank; (iv) schedules of contingent liabilities, including unfunded capital commitments to private equity funds; and/or (v) schedules of restricted stock/deferred compensation (each of (i)-(v) individually and collectively, “Financial Information”), then the Borrower hereby acknowledges and agrees that the Bank has relied on, and is relying on, such Financial Information (including the designation made as to the ownership of property) in deciding to grant or continue the Margin Line of Credit, as the case may be.

(b)	The Borrower represents and warrants that at the time such Financial Information was provided to the Bank that it was true and complete in all material respects, and that the Bank may consider such Financial Information as continuing to be true and complete in all material respects until a written notice of a change is given to the Bank by the Borrower.

Section 25. Margin Loan Disclosure Statement.

The Borrower acknowledges that it has received and reviewed the Bank’s “Margin Loan Disclosure Statement” and understands the risks of securities-based borrowing as described in said disclosure statement.

[NO FURTHER TEXT; SIGNATURE PAGE FOLLOWS]

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Borrower

JAMES L. DOLAN, AN INDIVIDUAL

/s/ James L. Dolan
Signature

James L. Dolan
Name (print)

Acknowledged and agreed:

BANK

JPMORGAN CHASE BANK, N.A.

Signature

Name (print)	Title

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MARGIN LOAN DISCLOSURE STATEMENT

JPMorgan Chase Bank, N.A. (the “Bank”) is furnishing this document to you to provide some basic facts about the margin loan(s) contemplated in your margin loan documentation. Your securities account will be pledged as collateral for margin loan(s) that may be extended by the Bank under your margin loan documentation. It is important that you fully understand the risks involved with any margin loans extended by the Bank. These risks include the following:

•	You may be required to deposit additional assets or pay down your margin loan(s). If the securities in your account collateralizing the margin loan(s) decrease in value (whether due to a market downturn, market volatility or otherwise) and are no longer sufficient to support the margin loan(s), then a “collateral shortfall” has occurred. To cure the collateral shortfall, you will need to deposit additional securities or pay down the margin loan(s), possibly through a liquidation of assets. The value of assets collateralizing the margin loan(s) is the value assigned by the Bank in its sole discretion to each of the securities and other assets in your account.

•	The Bank can force the sale of securities or other assets in your account. If the outstanding amount of the margin loan(s) ever exceeds the aggregate value of the collateral for the margin loan(s), the Bank can sell the securities or other assets in your account to cover the deficiency in value. You also will continue to be responsible for any remaining balance of the margin loan(s) after such a sale.

•	The Bank can sell your securities or other assets without contacting you. It is not the case that the Bank must contact you first if there is a collateral shortfall. While the Bank may attempt to notify you of a collateral shortfall, it is not required to do so. Furthermore, even if the Bank has contacted you and provided a specific date by which you can cure the collateral shortfall, the Bank can still take the necessary steps to protect its financial interests, including immediately selling the securities or other assets in your account without further notice to you. This is especially true in times of market volatility.

•	You are not entitled to choose which securities or other assets in your account are liquidated or sold to cure a collateral shortfall. Because the securities and other assets are collateral for the margin loan(s), the Bank has the right to decide which securities or other assets to sell in order to cure a collateral shortfall. The sale of your securities or assets could result in adverse tax consequences.

•	Eligible collateral and collateral values may change. The Bank at any time can change the eligibility of the securities and other assets in your account for purposes of determining collateral value and can, as set forth in your margin loan documentation, increase or decrease the value assigned to the securities and other assets, and is not required to provide you advance notice. These changes in the collateral value often take effect immediately and could result in a collateral shortfall. Your failure to cure the collateral shortfall by either providing additional collateral or paying down the margin loan(s) may cause the Bank to liquidate or sell securities or other assets in your account.

Before entering into a margin loan or margin line of credit facility, you should carefully review the margin loan and collateral documents provided to you by the Bank, and consult the Bank regarding any questions or concerns you may have about the margin loan or margin line of credit.

If the margin loan(s) is/are subject to a floating interest rate option, you should consider that changes in interest rates can lead to a higher or lower cost of borrowing for you. Increases in interest rates can increase the cost of borrowing, which will negatively impact the economics of the margin loan(s).

Before entering into a margin loan or margin line of credit facility, you should consider alternatives such as using available cash or proceeds from the sale of securities or other assets. In addition, you should consider, among other things, your investment objectives and risk tolerance, the interest costs of borrowing against your account, fees and charges for selling assets, the tax consequences of selling assets or borrowing, and the loss of potential appreciation on any assets sold. It is important to note that the Bank and its affiliates may earn more if you borrow against your securities and other assets rather than liquidate assets to meet your cash needs.

In the event of a conflict between any statement in this Margin Loan Disclosure Statement and the terms of your margin loan and collateral documents, the terms of the margin loan and collateral documents shall govern.

If the borrower and collateral provider are different persons or entities, they will have distinct rights and obligations under the margin loan and collateral documents, and you should bear that in mind when reading this document.

JPMorgan Chase and its affiliates do not provide tax, legal or accounting advice. This material has been prepared for informational purposes only, and is not intended to provide, and should not be relied on for tax, legal or accounting advice. You should consult your own tax, legal and accounting advisors before engaging in any transaction.

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USC51.1.1